                               EXHIBIT 5


                                                      November 3, 1994


Motorola, Inc.
1303 E. Algonquin Road
Schaumburg, Illinois 60196


Ladies and Gentlemen:


     I am a Senior Corporate Counsel of Motorola Inc. (the "Corporation") and, as such, I have acted as counsel for the Corporation in the preparation of a Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Securities Act") in connection with the proposed offer and sale of up to 21,700,000 shares of common stock, par value $3 per share (the "Common Stock") of the Corporation.


     I have examined or am otherwise familiar with the Restated Certificate of Incorporation, as amended, of the Corporation, the Bylaws of the Corporation, as amended, the Registration Statement, and such other documents, records, and instruments as I have deemed necessary or appropriate for the purposes of this opinion.


     Based on the foregoing, I am of the opinion that the Common Stock to be sold by the Corporation, when issued, will be duly and validly authorized and issued, fully paid, and nonassessable and that the Common Stock to be sold by the Selling Stockholder (as defined in the Registration Statement) is validly issued, fully paid and nonassessable. The foregoing opinion assumes that (i) the consideration described in the Underwriting Agreements shall have been received by the Corporation and (ii) the Registration Statement shall have become effective under the Securities Act.


     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Prospectus included therein under the caption "Validity of Securities" with respect to the matters stated therein.


                                        Very truly yours,


                                        James K. Markey
                                        Senior Corporate Counsel

JKM/sb